Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159086), Form S-3 (No. 333-158266) and the Post Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-154717) of Heckmann Corporation of our report dated March 14, 2011, on the consolidated financial statements and effectiveness of internal control over financial reporting of Heckmann Corporation and subsidiaries appearing on page F-2 of this annual report on Form 10-K of Heckmann Corporation for the year ended December 31, 2010.

/s/ GHP Horwath, P.C.

Denver, Colorado

March 14, 2011